Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-131716

PROSPECTUS SUPPLEMENT NO. 11

to prospectus dated July 27, 2006, as amended on April 9, 2007

10,250,000 Shares

Common Stock

The following information supplements the prospectus dated July 27, 2006, as amended on April 9, 2007, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 10,250,000 shares of our common stock. This prospectus supplement includes our Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission on October 22, 2007.

The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated July 27, 2006, as amended on April 9, 2007, and prior prospectus supplements, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated July 27, 2006, as amended on April 9, 2007, including any supplements or amendments thereto.

Investing in the shares involves risks and uncertainties. See “Risk Factors” beginning on page 10 of the prospectus dated July 27, 2006, as amended on April 9, 2007, and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 22, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2007

GEOMET, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-52155	76-0662382
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

909 Fannin, Suite 1850

Houston, Texas 77010

(Address of Registrant’s Principal Executive Offices)

(713) 659-3855

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 22, 2007, GeoMet, Inc. issued a press release announcing the resignation of Frank C. Turner II, Vice President, Chief Accounting Officer and Controller, effective November 9, 2007. GeoMet also announced that Tony Oviedo, currently the Company’s Financial Reporting Manager, would succeed Mr. Turner as Controller.

A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press release dated October 22, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GeoMet, Inc.

Date: October 22, 2007	By:	/s/ William C. Rankin
William C. Rankin
Executive Vice President, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release dated October 22, 2007

Exhibit 99.1

GeoMet Announces Resignation of Frank C. Turner II as Vice President, Chief Accounting Officer & Controller; and

Promotion of Tony Oviedo to Controller

Houston, Texas – October 22, 2007...GeoMet, Inc. (NASDAQ: GMET) announced today that Frank C. Turner II, Vice President, Chief Accounting Officer and Controller, notified the Company on October 16, 2007 that he was resigning effective November 9, 2007 to pursue other opportunities. Mr. Turner has served as Controller since April 2001 and has made many significant contributions to the Company during this time. There were no disagreements between the Company and Mr. Turner.

Mr. Turner will be succeeded as Controller by Tony Oviedo. Mr. Oviedo has been the financial reporting manager for the Company since March 2006. Mr. Oviedo has over 26 years of energy experience with both private and public companies. Prior to joining GeoMet, he was Compliance Director at Resolution Performance Products, LLC. Mr. Oviedo is a certified public accountant and holds a bachelors degree with a concentration in accounting and tax from the University of Houston. It is expected that Mr. Oviedo will be appointed Vice President and Chief Accounting Officer at the Company’s next board of directors meeting on November 9, 2007.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged primarily in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information, please visit the Company’s web site at www.geometinc.com or contact Steve Smith at (713) 287-2251 or ssmith@geometcbm.com.

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